Exhibit 99.1

NEWS RELEASE

Contact:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. ANNOUNCES EXTENSION OF EXPIRATION DATE AND INCREASED CONSIDERATION IN THE CONSENT SOLICITATION OF ITS 10½% SENIOR DISCOUNT NOTES DUE 2012

DALLAS, TEXAS — JULY 25, 2005 - Reddy Ice Holdings, Inc. (“Reddy Ice”) today announced that it is amending its previously announced consent solicitation for its $151,000,000 aggregate principal amount at maturity of 10½% senior discount notes due 2012 (the “Notes”) to (i) extend the Expiration Date to 5:00 p.m., New York City time, on Thursday, July 28, 2005, unless the consent solicitation is further extended or earlier terminated and (ii) increase the consideration payable to holders of Notes who validly consent to the proposed amendments to the Indenture governing the Notes from $5.00 in cash for each $1,000 accreted value of the Notes to $12.50 in cash for each $1,000 accreted value of the Notes.  As of July 19, 2005 (the date of calculation of the accreted value of the Notes for purposes of the consent solicitation), the accreted value of the Notes equaled $714.62 per $1,000 principal amount at maturity of the Notes.

The offer is subject to the satisfaction of certain conditions, including there being received written consents from holders of at least a majority of the aggregate principal amount at maturity of the Notes outstanding and the consummation by Reddy Ice of its proposed initial public offering.

The other terms of the consent solicitation are described in Reddy Ice’s Consent Solicitation Statement, dated July 19, 2005, and the related Letter of Consent.  Copies of the Consent Solicitation Statement and related documents may be obtained from the Information Agent for the consent solicitation, Morrow & Co., Inc., at (800) 654-2468 (U.S. toll-free) or (212) 754-8000 (collect).

Bear, Stearns & Co. Inc. is the Solicitation Agent for the consent solicitation.  Questions regarding the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-BEAR (U.S. toll-free) or (877) 696-2327 (U.S. toll-free).

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.  The solicitation is being made solely by the Consent Solicitation Statement dated July 19, 2005.

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements.  We believe the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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